ADVISORS PREFERRED TRUST

INVESTMENT MANAGEMENT AGREEMENT

APPENDIX A

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL MANAGEMENT FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
OnTrack Core Fund	2.50%
The Gold Bullion Strategy Fund [1]	0.75% [5]
The Gold Bullion Strategy Portfolio [2]	0.75% [5]
Quantified Managed Bond Fund [3]	0.75% [5]
Quantified All-Cap Equity Fund [3]	0.75% [5]
Quantified Market Leaders Fund [3]	0.75% [5]
Quantified Alternative Investment Fund [3]	0.75% [5]
Spectrum Low Volatility Fund [4]	2.15% [5]

1 Effective as of June 28, 2013.

2 Effective as of July 28, 2013.

3 Effective as of August 1, 2013.

4 Effective as of the date of execution below

5 Pursuant to Paragraph 2.1.2, Fund expenses in Paragraphs 2.1.3 through 2.1.16 shall not be borne by the Adviser.

ADVISORS PREFERRED TRUST

Date: October 29, 2013

By: /s/ Catherine Ayers-Rigsby

Name: Catherine Ayers-Rigsby

Title: President

ADVISORS PREFERRED LLC

Date: October 29, 2013

By: /s/ Catherine Ayers-Rigsby

Name: Catherine Ayers-Rigsby

Title: Chief Executive Officer